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                                                                   Exhibit 23(c)

            ACKNOWLEDGMENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Aon Corporation for the registration of $750,000,000 of debt securities, preferred stock, common stock, share purchase contacts and share purchase units of our reports dated May 9, 2001, August 9, 2001, and November 13, 2001 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation that are included in its Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

                                       /s/ Ernst & Young LLP


December 3, 2001